Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 10)*

                            Mexican Restaurants, Inc.
                                (Name of Issuer)

                                     Common
                         (Title of Class of Securities)

                                    14712p104
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Fund
                               19605 NE 8th Street
                                 Camas, WA 98607
                                  360-604-8600
                  Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications

                                September 7, 2004
              Date of Event Which Requires Filing of This Statement

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    545,306 common shares (16.1%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           545,306
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,002,700 shares (29.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    222,770 common shares (6.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           222,770
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,002,700 shares (29.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    54,000 common shares (1.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           54,000
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,002,700 shares (29.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    48,224 common shares (1.4%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           48,224
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,002,700 shares (29.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    132,400 common shares (3.9%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           132,400
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,002,700 shares (29.6%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  Security and Issuer.

         Common Stock of Mexican Restaurant, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899

Item 2.  Identity and Background.

         The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2
         (d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration.

         Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction.

         We are pleased with the company's progress as it assimilates the stores acquired in Beaumont, TX in January, continues growing same store sales at core stores, sharpens the corporate focus on its core concepts, and continues to strengthen its balance sheet by using free cash flow from operations to pay off debt.

Item 5.  Interest in Securities of the Issuer.

         (a,b) D3 Family Fund owns and has sole voting power over 545,306 CASA shares.

         (c)    N/A
         (d)    N/A
         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         N/A

Item 7.  Material to be Filed as Exhibits.

         N/A

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Sept. 7, 2004           /s/ DAVID NIERENBERG
         -------------           -----------------------------------------------
              Date               David Nierenberg
                                 President
                                 Nierenberg Investment Management Company, Inc.,
                                 the General Partner of The D3 Family Fund, L.P.

Item 1.  Security and Issuer.

         Common Stock of Mexican Restaurant, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899

Item 2.  Identity and Background.

         The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration.

         Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction.

         We are pleased with the company's progress as it assimilates the stores acquired in Beaumont, TX in January, continues growing same store sales at core stores, sharpens the corporate focus on its core concepts, and continues to strengthen its balance sheet by using free cash flow from operations to pay off debt.

Item 5.  Interest in Securities of the Issuer.

         (a,b) The D3 Family Retirement Fund, L.P. owns and has sole voting power over 222,770 CASA shares.

         (c)    N/A
         (d)    N/A
         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         N/A

Item 7.  Material to be Filed as Exhibits.

         N/A

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Sept. 7, 2004           /s/ DAVID NIERENBERG
         -------------           -----------------------------------------------
              Date               David Nierenberg
                                 President
                                 Nierenberg Investment Management Company, Inc.,
                                 the General Partner of The D3 Family Retirement
                                 Fund, L.P.

Item 1.  Security and Issuer.

         Common Stock of Mexican Restaurant, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899

Item 2.  Identity and Background.

         The D3 Family Bulldog Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration.

         Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction.

         We are pleased with the company's progress as it assimilates the stores acquired in Beaumont, TX in January, continues growing same store sales at core stores, sharpens the corporate focus on its core concepts, and continues to strengthen its balance sheet by using free cash flow from operations to pay off debt.

Item 5.  Interest in Securities of the Issuer.

         (a,b) D3 Family Bulldog Fund, L.P. owns and has sole voting power over 54,000 CASA shares.

         (c)    N/A
         (d)    N/A
         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         N/A

Item 7.  Material to be Filed as Exhibits.

         N/A

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Sept. 7, 2004           /s/ DAVID NIERENBERG
         -------------           -----------------------------------------------
              Date               David Nierenberg
                                 President
                                 Nierenberg Investment Management Company, Inc.,
                                 the General Partner of The D3 Family Bulldog
                                 Fund, L.P.

Item 1.  Security and Issuer.

         Common Stock of Mexican Restaurant, Inc. (CASA), 1135
         Edgebrook, Houston, Texas 77034-1899

Item 2.  Identity and Background.

         The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2
        (d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration.

         I Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction.

         We are pleased with the company's progress as it assimilates the stores acquired in Beaumont, TX in January, continues growing same store sales at core stores, sharpens the corporate focus on its core concepts, and continues to strengthen its balance sheet by using free cash flow from operations to pay off debt.

Item 5.  Interest in Securities of the Issuer.

         (a,b) D3 Children's Fund, L.P. owns and has sole voting power over 48,224 CASA shares.

         (c)     N/A
         (d)     N/A
         (e)     N/A
         (e)     N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         N/A

Item 7.  Material to be Filed as Exhibits.

         N/A


Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         Sept. 7, 2004          /s/ DAVID NIERENBERG
         -------------         --------------------------------------
              Date              David Nierenberg
                                President
                                Nierenberg Investment Management Company, Inc.,
                                General Partner of The D3 Children's Fund, L.P.

Item 1.  Security and Issuer.

         Common Stock of Mexican Restaurant, Inc. (CASA), 1135 Edgebrook, Houston, Texas 77034-1899

Item 2.  Identity and Background.

         The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2
         (d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration.

         Source of funds is money invested in the partnership by its partners.

Item 4.  Purpose of Transaction.

         We are pleased with the company's progress as it assimilates the stores acquired in Beaumont, TX in January, continues growing same store sales at core stores, sharpens the corporate focus on its core concepts, and continues to strengthen its balance sheet by using free cash flow from operations to pay off debt.

Item 5.  Interest in Securities of the Issuer.

         (a,b) D3 Children's Fund, L.P. owns and has sole voting power over 132,400 CASA shares.

         (c)      Date           Shares Bought               Price
                                 -------------               -----

                9/2/04                 500                    7.33
                9/7/04              39,400                    7.29

         (d)    N/A
         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         N/A

Item 7.  Material to be Filed as Exhibits.

         N/A

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Sept. 7, 2004           /s/ DAVID NIERENBERG
         -------------           -----------------------------------------------
              Date               David Nierenberg
                                 President
                                 Nierenberg Investment Management Company, Inc.,
                                 the General Partner of The D3 Offshore
                                 Children's Fund, L.P.